FOR IMMEDIATE RELEASE
Contacts:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Expands Robert W. Manly’s Responsibilities and
Promotes Kenneth M. Sullivan to Chief Financial Officer

SMITHFIELD, Virginia (October 4, 2013)—Smithfield Foods, Inc. today announced expanded responsibilities for Robert W. Manly as executive vice president and chief synergy officer and the promotion of Kenneth M. Sullivan to chief financial officer.

Mr. Manly will be responsible for maximizing synergies and leveraging opportunities between Smithfield and Shuanghui International, which completed their strategic combination last month. Mr. Manly will retain responsibility for Murphy-Brown, Smithfield’s hog production operations.

“Bo Manly has a unique mix of financial and operating experience, as well as a broad understanding of the protein industry. He demonstrated exceptional leadership as chief financial officer, spearheading our financial restructuring, among many other accomplishments. Bo is the most qualified person in the organization to help harvest the maximum benefit from the combination of Smithfield and Shuanghui,” said C. Larry Pope, president and chief executive officer.

Mr. Manly joined Smithfield as executive vice president in 1986. During his tenure, he has been president of Smithfield Packing Company, Premium Standard Farms and Murphy-Brown. He became chief financial officer in 2008. Mr. Manly was assistant to the president of IBP, Inc. from 1981 to 1986 and, earlier, he held various positions in the beef processing and cattle feeding industries.

Mr. Pope explained, “Ken will assume the chief financial officer reins from Bo. Ken is an integral part of our team and this promotion is well deserved based on the dedication and financial expertise he has demonstrated since joining Smithfield more than a decade ago. Ken also played a critical role in the recent Smithfield-Shuanghui transaction. He has exhibited strong leadership and financial management skills and brings a deep knowledge of our company to his new role.”

Most recently, Mr. Sullivan served as senior vice president of finance and chief accounting officer. He joined Smithfield in 2003 as vice president of internal audit, became chief accounting officer in 2007, and in 2010 became vice president of finance and chief accounting officer. Prior to joining Smithfield, Mr. Sullivan spent twelve years at large public accounting and consulting firms, serving a variety of clients in the manufacturing, technology and government contracting sectors.

About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

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